THE NEW HOME COMPANY REPORTS 2018 THIRD QUARTER RESULTS

- Diluted EPS of $0.12 per Share -
- Net new orders up 63% -
- Backlog units up 70% -
- Deliveries up 55% -

Aliso Viejo, California, October 25, 2018. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2018 third quarter.

Third Quarter 2018 Highlights Compared to Third Quarter 2017

•	Total revenues of $159.1 million vs. $157.9 million

•	Home sales revenue of $119.9 million, up 5%; deliveries up 55%

•	Net new home orders up 63%

•	Backlog units up 70%

•	Ending community count up 67%

•	Repurchased 418,371 shares of common stock, or 2% of outstanding shares, at a weighted average price of $8.80 per share for an aggregate dollar amount of $3.7 million

“The New Home Company delivered strong year-over-year unit growth in the third quarter of 2018, with orders and closings up 63% and 55%, respectively.” said Larry Webb, Chairman and Chief Executive Officer of The New Home Company. “We also ended the quarter with a 70% increase in the number of homes in backlog and a 67% increase in active communities. We are beginning to see the results of the investments we have made in new, affordably priced communities and anticipate closing a significant amount of homes in the fourth quarter which is expected to generate strong operating cash flow.”
Mr. Webb continued, “Although we made progress with the transition in our strategy during the quarter, higher home prices and interest rates have recently created buyer hesitancy at certain communities. While we believe this indecisiveness may prove to be temporary given the strong underlying fundamentals of our submarkets, we recognize that there may be a period of sales softness as buyers adjust to this new affordability landscape.”
Mr. Webb concluded, “We continue to have confidence in the long-term outlook for our industry and our Company, and as a result of this confidence, we accelerated our stock repurchase activity during the third quarter. We believe that our stock is being undervalued by the equity markets and intend to continue to buy shares in an opportunistic fashion as we position our Company for long-term success.”
Third Quarter 2018 Operating Results

Total revenues for the 2018 third quarter were $159.1 million, compared to $157.9 million in the prior year period. The net income attributable to the Company was $2.5 million, or $0.12 per diluted share, compared to net income of $4.3 million, or $0.21 per diluted share in the prior year period. The year-over-year decrease in net income was primarily attributable to a 170 basis point increase in selling and marketing expenses as a percentage of home sales revenue and a 150 basis point decline in home sales gross margin. These items were partially offset by a 5% increase in home sales revenue, a 50 basis point improvement in general and administrative expenses as a percentage of homes sales revenue and a lower effective income tax rate.

Wholly Owned Projects

Home sales revenue for the 2018 third quarter increased 5% to $119.9 million, compared to $114.6 million in the prior year period. The increase in home sales revenue was driven by a 55% increase in deliveries, which was partially offset by a 32% decline in average selling price to $922,000 as we delivered more affordably priced homes during the quarter.

Gross margin from home sales for the 2018 third quarter was 14.8% as compared to 16.3% in the prior year period. The 150 basis point decline in home sales gross margin was primarily due to higher interest costs included in cost of home sales. Homebuilding gross margin excluding interest in cost of home sales was 18.4%* for both the 2018 and 2017 third quarters. On a sequential basis, our gross margin from home sales for the 2018 third quarter increased by 220 basis points as compared to the 2018 second quarter.

Our SG&A expense ratio as a percentage of home sales revenue for the 2018 third quarter was 12.8% versus 11.6% in the prior year period. The 120 basis point increase in the SG&A rate was primarily due to higher selling and marketing costs related to advertising for recently opened communities, increased master marketing fees, higher co-broker commissions, and higher sales personnel costs associated with increased community count. These items were partially offset by a lower G&A rate due to an increase in home sales revenue and lower compensation-related expenses.

Net new home orders for the 2018 third quarter increased 63% to 132 homes and was primarily driven by an 82% increase in average selling communities during the quarter. The monthly sales absorption rate was 2.2 sales per average selling community for the 2018 third quarter, compared to 2.5 per month in the 2017 period. The Company's active selling community count was up 67% as of the end of the 2018 third quarter at 20 communities and its cancellation rate for the 2018 third quarter was 12% as compared to 11% in the prior year period.

The dollar value of the Company's wholly owned backlog at the end of the 2018 third quarter was $310.8 million and totaled 309 homes, as compared to $330.6 million and 182 homes in the prior year period. The decrease in backlog dollar value resulted from a 45% lower average selling price of homes in backlog at $1.0 million as compared to $1.8 million a year ago. The year-over-year decline in the Company's average selling price of homes in backlog was driven primarily by the mix of homes in backlog in Southern California as we expanded our product offerings to include more affordably priced communities. In addition, the 2017 third quarter backlog included homes from two higher-priced luxury communities located in Newport Coast, CA that closed out during 2017.

Fee Building Projects

Fee building revenue for the 2018 third quarter was $39.2 million, compared to $43.3 million in the prior year period. Our fee building gross margin was $1.1 million compared to $1.5 million in the prior year period. The lower fee building margin resulted from lower revenues and a lower fee arrangement. Management fees from joint ventures and construction management fees from third parties totaled $1.7 million for the 2018 third quarter compared to $1.3 million in the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income was $34,000 for the 2018 third quarter, down from $99,000 in the prior year period. The reduction in JV income was primarily the result of lower homebuilding gross margins and the mix of joint venture deliveries. The following sets forth supplemental information about the Company’s joint ventures. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Joint venture net loss totaled $0.2 million, compared to a net income of $0.4 million in the prior year period. Joint venture home sales revenue totaled $24.9 million, compared to $45.2 million in the prior year period, while joint venture land sales revenue totaled $30.6 million for the 2018 third quarter, compared to $0.6 million in the prior year period.

At the end of the 2018 third quarter, our joint ventures had seven actively selling communities compared to eight at the end of the 2017 third quarter. Net new home orders from joint ventures for the 2018 third quarter decreased slightly to 41 homes. The dollar value of homes in backlog from joint ventures at the end of the 2018 third quarter was $93.3 million from 107 homes compared to $69.8 million from 83 homes at the end of the 2017 third quarter.

Income Taxes

The Company recorded a $0.9 million income tax provision for the 2018 third quarter, compared to $2.7 million in the prior year period. The Company's effective tax rate was 27.8%, or 29.5%* before discrete items, as compared to 38.1%*, both before and after discrete items, in the 2017 third quarter. The year-over-year decrease in rate before discrete items was the result of the Tax Cuts and Jobs Act enacted in December 2017.

Balance Sheet and Liquidity

As of September 30, 2018, the Company had real estate inventories totaling $562.3 million and owned or controlled 2,903 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,360 lots, or 47%, were controlled through option contracts. The Company ended the 2018 third quarter with $44.1 million in cash and cash equivalents and $381.8 million in debt, of which $62.0 million was outstanding under its $200 million revolving credit facility. As of September 30, 2018, the Company had a debt-to-capital ratio of 59.7% and a net debt-to-capital ratio of 56.6%*.

Stock Repurchase

During the 2018 third quarter, the Company repurchased 418,371 shares of common stock for approximately $3.7 million, or an average price of $8.80 per share, under its previously announced stock repurchase plan. Under the repurchase program, the Company may repurchase its common stock with an aggregate value of up to $15 million, and through the nine months ended September 30, 2018 the Company repurchased and retired 623,611 shares totaling $5.8 million.

Guidance

The Company's current estimate for full year guidance for 2018 is as follows:

•	Home sales revenue of $530 - $570 million

•	Fee building revenue of $150 - $160 million

•	Home sales gross margin of 13.8% - 14.0%

•	Income from unconsolidated joint ventures of $0.5 million

•	Wholly owned active year-end community count of 18

•	Joint venture active year-end community count of 6

The Company's current estimate for the 2018 fourth quarter is as follows:

•	Home sales revenue of $215 - $255 million

•	Fee building revenue of $30 - $40 million

•	Home sales gross margin of 14.4% - 14.8%

•	Income from unconsolidated joint ventures of $0.3 million

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Thursday, October 25, 2018 to review third quarter results, discuss recent events and results, and discuss the Company's updated full year and certain quarterly guidance for 2018. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through November 25, 2018 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13683735.

* Homebuilding gross margin excluding interest in cost of sales, effective tax rate before discrete items and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See “Reconciliation of Non-GAAP Financial Measures.”

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our revenues, community counts and openings, the timing and success of specific projects, our ability to execute our strategic growth objectives, gross margins, other projected results, income, earnings per share, joint ventures and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “should,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” “target,” “forecast,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes; our significant amount of debt and the impact of restrictive covenants in our debt agreements; our ability to repay our debt as it comes due; changes in our credit rating or outlook; volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; adverse weather conditions and natural disasters (including wild fires); issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; governmental regulation, including the impact of "slow growth" or similar initiatives; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; delays in the land entitlement process, development, construction, or the opening of new home communities; litigation and warranty claims; the degree and nature of competition; the impact of recent accounting standards; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$119,874	$114,622	$316,771	$280,957
Fee building, including management fees from unconsolidated joint ventures of $859, $1,324, $2,511 and $3,755, respectively	39,240	43,309	121,129	146,107
	159,114	157,931	437,900	427,064
Cost of Sales:
Home sales	102,124	95,992	274,496	238,545
Home sales impairments	—	—	—	1,300
Fee building	38,124	41,808	117,861	141,633
	140,248	137,800	392,357	381,478
Gross Margin:
Home sales	17,750	18,630	42,275	41,112
Fee building	1,116	1,501	3,268	4,474
	18,866	20,131	45,543	45,586

Selling and marketing expenses	(9,206)	(6,860)	(25,311)	(18,237)
General and administrative expenses	(6,184)	(6,465)	(18,182)	(17,150)
Equity in net income of unconsolidated joint ventures	34	99	249	606
Other income (expense), net	(110)	69	(228)	34
Pretax income	3,400	6,974	2,071	10,839
Provision for income taxes	(944)	(2,656)	(151)	(4,168)
Net income	2,456	4,318	1,920	6,671
Net loss attributable to non-controlling interest	3	—	14	10
Net income attributable to The New Home Company Inc.	$2,459	$4,318	$1,934	$6,681

Earnings per share attributable to The New Home Company Inc.:
Basic	$0.12	$0.21	$0.09	$0.32
Diluted	$0.12	$0.21	$0.09	$0.32
Weighted average shares outstanding:
Basic	20,693,473	20,876,315	20,859,402	20,839,507
Diluted	20,762,441	20,999,673	20,970,050	20,949,499

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$44,070	$123,546
Restricted cash	795	424
Contracts and accounts receivable	20,857	23,224
Due from affiliates	1,235	1,060
Real estate inventories	562,315	416,143
Investment in and advances to unconsolidated joint ventures	53,344	55,824
Other assets	26,186	24,291
Total assets	$708,802	$644,512

Liabilities and equity
Accounts payable	$38,681	$23,722
Accrued expenses and other liabilities	30,131	38,054
Unsecured revolving credit facility	62,000	—
Senior notes, net	319,775	318,656
Total liabilities	450,587	380,432
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,438,409 and 20,876,837, shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	204	209
Additional paid-in capital	195,164	199,474
Retained earnings	62,771	64,307
Total stockholders' equity	258,139	263,990
Non-controlling interest in subsidiary	76	90
Total equity	258,215	264,080
Total liabilities and equity	$708,802	$644,512

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
	(Dollars in thousands)
Operating activities:
Net income	$1,920	$6,671
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(1,481)	(54)
Amortization of stock-based compensation	2,326	2,086
Distributions of earnings from unconsolidated joint ventures	715	1,588
Inventory impairments	—	1,300
Abandoned project costs	81	238
Equity in net income of unconsolidated joint ventures	(249)	(606)
Deferred profit from unconsolidated joint ventures	136	560
Depreciation and amortization	4,497	344
Net changes in operating assets and liabilities:
Contracts and accounts receivable	2,367	13,448
Due from affiliates	(247)	504
Real estate inventories	(138,632)	(179,607)
Other assets	(8,324)	(3,766)
Accounts payable	14,959	2,859
Accrued expenses and other liabilities	(14,036)	(6,257)
Net cash used in operating activities	(135,968)	(160,692)
Investing activities:
Purchases of property and equipment	(215)	(145)
Cash assumed from joint venture at consolidation	—	995
Contributions and advances to unconsolidated joint ventures	(12,670)	(21,296)
Distributions of capital and repayment of advances from unconsolidated joint ventures	14,316	13,650
Interest collected on advances to unconsolidated joint ventures	178	468
Net cash provided by (used in) investing activities	1,609	(6,328)
Financing activities:
Borrowings from credit facility	115,000	72,000
Repayments of credit facility	(53,000)	(190,000)
Proceeds from senior notes	—	324,465
Payment of debt issuance costs	—	(7,382)
Repurchases of common stock	(5,764)	—
Tax withholding paid on behalf of employees for stock awards	(982)	(590)
Proceeds from exercise of stock options	—	102
Net cash provided by financing activities	55,254	198,595
Net (decrease) increase in cash, cash equivalents and restricted cash	(79,105)	31,575
Cash, cash equivalents and restricted cash – beginning of period	123,970	31,081
Cash, cash equivalents and restricted cash – end of period	$44,865	$62,656

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended September 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	75	$72,232	$963	39	$79,494	$2,038	92%	(9)%	(53)%
Northern California	55	47,642	866	45	35,128	781	22%	36%	11%
Total	130	$119,874	$922	84	$114,622	$1,365	55%	5%	(32)%

	Nine Months Ended September 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
	(Dollars in thousands)
Southern California	180	$204,090	$1,134	88	$190,696	$2,167	105%	7%	(48)%
Northern California	131	112,681	860	114	90,261	792	15%	25%	9%
Total	311	$316,771	$1,019	202	$280,957	$1,391	54%	13%	(27)%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Net New Home Orders:
Southern California	75	43	74%	248	143	73%
Northern California	42	38	11%	189	162	17%
Arizona	15	—	NA	30	—	NA
	132	81	63%	467	305	53%

Selling Communities at End of Period:
Southern California				13	7	86%
Northern California				5	5	—%
Arizona				2	—	NA
				20	12	67%

Average Selling Communities	20	11	82%	19	12	58%

Backlog:	As of September 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	139	$155,054	$1,115	103	$274,037	$2,661	35%	(43)%	(58)%
Northern California	140	123,912	885	79	56,602	716	77%	119%	24%
Arizona	30	31,856	1,062	—	—	—	NA	NA	NA
Total	309	$310,822	$1,006	182	$330,639	$1,817	70%	(6)%	(45)%

Lots Owned and Controlled:	As of September 30,
	2018	2017	% Change
Lots Owned
Southern California	545	579	(6)%
Northern California	699	268	161%
Arizona	299	—	NA
Total	1,543	847	82%
Lots Controlled (1)
Southern California	292	348	(16)%
Northern California	579	669	(13)%
Arizona	489	339	44%
Total	1,360	1,356	—%
Lots Owned and Controlled - Wholly Owned	2,903	2,203	32%
Fee Building (2)	959	815	18%
Total Lots Owned and Controlled	3,862	3,018	28%

(1) Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.
(2) Lots owned by third party property owners for which we perform construction services.

Other Financial Data:	Three Months Ended September 30,	Nine Months Ended September 30,
2018	2017	2018	2017
Interest incurred	$7,270	$6,780	$20,598	$15,217
Adjusted EBITDA(1)	$10,206	$10,248	$20,333	$21,508
Adjusted EBITDA margin percentage (1)	6.4%	6.5%	4.6%	5.0%

LTM(2) Ended September 30,
2018	2017

Interest incurred	$27,359	$17,458
Adjusted EBITDA(1)	$48,970	$48,781
Adjusted EBITDA margin percentage (1)	6.4%	6.5%
Ratio of Adjusted EBITDA to total interest incurred(1)	1.8	x	2.8x

September 30,	December 31,
2018	2017
Ratio of debt-to-capital	59.7%	54.7%
Ratio of net debt-to-capital(1)	56.6%	42.4%
Ratio of debt to LTM(2) Adjusted EBITDA(1)	7.8x	6.4	x
Ratio of net debt to LTM(2) Adjusted EBITDA(1)	6.9x	3.9x
Ratio of cash and inventory to debt	1.6x	1.7	x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, ratio of Adjusted EBITDA to total interest incurred, ratio of net debt-to-capital, ratio of debt to LTM Adjusted EBITDA and ratio of net debt to LTM Adjusted EBITDA are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	% Change	2018	2017	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$24,903	$45,242	(45)%	$86,081	$104,628	(18)%
Land sales revenue	30,564	647	4,624%	35,278	3,052	1,056%
Total revenue	$55,467	$45,889	21%	$121,359	$107,680	13%
Net income (loss)	$(169)	$426	(140)%	$349	$(1,092)	132%

Operating Data - Unconsolidated Joint Ventures:
New home orders	41	43	(5)%	119	136	(13)%
New homes delivered	24	50	(52)%	92	115	(20)%
Average selling price of homes delivered	$1,038	$905	15%	$936	$910	3%

Selling communities at end of period				7	8	(13)%
Backlog homes (dollar value)				$93,278	$69,834	34%
Backlog (homes)				107	83	29%
Average sales price of backlog				$872	$841	4%

Homebuilding lots owned and controlled				249	398	(37)%
Land development lots owned and controlled				1,913	2,415	(21)%
Total lots owned and controlled				2,162	2,813	(23)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP to the non-GAAP measures, homebuilding gross margin excluding interest in cost of home sales and adjusted homebuilding gross margin. We believe this information is meaningful, as it isolates the impact home sales impairments and leverage have on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	%	2017	%	2018	%	2017	%
	(Dollars in thousands)
Home sales revenue	$119,874	100.0%	$114,622	100.0%	$316,771	100.0%	$280,957	100.0%
Cost of home sales	102,124	85.2%	95,992	83.7%	274,496	86.7%	239,845	85.4%
Homebuilding gross margin	17,750	14.8%	18,630	16.3%	42,275	13.3%	41,112	14.6%
Add: Interest in cost of homes sales	4,296	3.6%	2,448	2.1%	10,810	3.5%	5,719	2.0%
Homebuilding gross margin excluding interest in cost of home sales	22,046	18.4%	21,078	18.4%	53,085	16.8%	46,831	16.6%
Add: Home sales impairments	—	—%	—	—%	—	—%	1,300	0.5%
Adjusted homebuilding gross margin	$22,046	18.4%	$21,078	18.4%	$53,085	16.8%	$48,131	17.1%

The following table reconciles the Company’s effective tax rate calculated in accordance with GAAP to the non-GAAP measure, effective tax rate before discrete items. The Tax Cuts and Jobs Act enacted in December 2017 cut Federal corporate income tax rates effective for 2018, and we believe removing the impact of the discrete items is relevant to provide investors with an understanding of the impact the tax cuts had on earnings.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Effective tax rate for The New Home Company Inc.:
Pretax income	$3,400	$6,974	$2,071	$10,839
Provision for income taxes	$(944)	$(2,656)	$(151)	$(4,168)
Effective tax rate (1)	27.8%	38.1%	7.3%	38.5%

Effective tax rate for The New Home Company Inc. before discrete items:
Provision for income taxes	$(944)	$(2,656)	$(151)	$(4,168)
Adjustment for discrete items	(60)	(1)	(454)	39
Provision for income taxes before discrete items	$(1,004)	$(2,657)	$(605)	$(4,129)
Effective tax rate for The New Home Company Inc. before discrete items(1)	29.5%	38.1%	29.2%	38.1%
(1) Effective tax rate is computed by dividing the provision for income taxes by pretax income

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales and equity in net income of unconsolidated joint ventures, (d) noncash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. The ratio of debt to Adjusted EBITDA is calculated by dividing debt at the period end by Adjusted EBITDA for a given period. The ratio of net debt to Adjusted EBITDA is calculated by dividing debt at the period end less cash, cash equivalents and restricted cash by Adjusted EBITDA for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income to Adjusted EBITDA, and the calculations of Adjusted EBITDA margin percentage, the ratio of Adjusted EBITDA to total interest incurred, the ratio of debt to Adjusted EBITDA, and the ratio of net debt to Adjusted EBITDA are provided in the following table.

	Three Months Ended		Nine Months Ended		LTM(1) Ended				Year Ended
	September 30,		September 30,		September 30,				December 31,
	2018	2017	2018	2017	2018		2017		2017
	(Dollars in thousands)
Net income	$2,456	$4,318	$1,920	$6,671	$12,390		$20,445		$17,141
Add:
Interest amortized to cost of sales and equity in net income of unconsolidated joint ventures	4,329	2,453	10,892	5,719	16,230		8,033		11,057
Provision for income taxes	944	2,656	151	4,168	11,373		12,474		15,390
Depreciation and amortization	1,851	108	4,497	344	4,602		474		449
Amortization of stock-based compensation	622	780	2,326	2,086	3,043		2,955		2,803
Cash distributions of income from unconsolidated joint ventures	—	—	715	1,588	715		3,399		1,588
Noncash impairments and abandonments	38	32	81	1,538	1,126		5,120		2,583
Less:
Gain from notes payable principal reduction	—	—	—	—	—		(250)		—
Equity in net income of unconsolidated joint ventures	(34)	(99)	(249)	(606)	(509)		(3,869)		(866)
Adjusted EBITDA	$10,206	$10,248	$20,333	$21,508	$48,970		$48,781		$50,145
Total Revenue	$159,114	$157,931	$437,900	$427,064	$762,002		$749,513		$751,166
Adjusted EBITDA margin percentage	6.4%	6.5%	4.6%	5.0%	6.4%		6.5%		6.7%
Interest incurred	$7,270	$6,780	$20,598	$15,217	$27,359		$17,458		$21,978
Ratio of Adjusted EBITDA to total interest incurred					1.8	x	2.8	x	2.3x
Total debt at period end					$381,775		$318,452		$318,656
Ratio of debt to Adjusted EBITDA					7.8	x	6.5	x	6.4	x
Total net debt at period end					$336,910		$255,796		$194,686
Ratio of net debt to Adjusted EBITDA					6.9	x	5.2	x	3.9	x
Total cash and inventory					$606,385		$540,984		$539,689
Ratio of cash and inventory to debt					1.6x		1.7	x	1.7x
(1) "LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2018	2017
	(Dollars in thousands)
Total debt, net	$381,775	$318,656
Equity, exclusive of non-controlling interest	258,139	263,990
Total capital	$639,914	$582,646
Ratio of debt-to-capital(1)	59.7%	54.7%

Total debt, net	$381,775	$318,656
Less: cash, cash equivalents and restricted cash	44,865	123,970
Net debt	336,910	194,686
Equity, exclusive of non-controlling interest	258,139	263,990
Total capital	$595,049	$458,676
Ratio of net debt-to-capital(2)	56.6%	42.4%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by total capital (the sum of total debt, net plus equity), exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash, cash equivalents and restricted cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.